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Prospectus Supplement No. 5                     Filed Pursuant to Rule 424(b)(3)
(To Prospectus Dated January 18, 2000)                Registration No. 333-93505
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                          EXODUS COMMUNICATIONS, INC.
                    Up to 6,713,086 Shares of Common Stock

                               _________________


     This prospectus supplement relates to the resale by the former stockholders of Service Metrics, Inc. and Global Online Japan Co., Ltd., and their respective transferees, pledgees and donees, of shares of common stock issued by Exodus in connection with its acquisition of Service Metrics, Inc. and Global Online Japan Co., Ltd.

     This prospectus supplement should be read in conjunction with the prospectus dated January 18, 2000 and prospectus supplements dated February 24, 2000, April 6, 2000, July 18, 2000 and September 18, 2000, which are to be delivered in conjunction with this prospectus supplement. All capitalized terms used but not defined in this prospectus supplement shall have the meanings given to them in the prospectus.

     The information in the table appearing under the heading "Selling Stockholders" in the prospectus is superseded in part by the information appearing in the table below. The amount below does not reflect the 2 for 1 split of Exodus Common Stock occurring on June 7, 2000.

                                             Shares owned                            Shares owned
              Name                          before offering      Shares offered     after offering
              ----                          ---------------      --------------     --------------
Robert Rudelius Trust (27)                       7,783                7,783               --
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Rajat Bhargava (28)                            198,324              196,324               --
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Kalamazoo Community Foundation                   3,098                3,098               --
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

(27) Robert Rudelius has transferred 7,783 shares to the Robert Rudelius Trust by gift.

(28) Rajat Bhargava has sold 27,000 shares and has transferred 3,098 shares to the Kalamazoo Community Foundation by gift. He has rescinded his gift of 150 shares to Nilianjan B. Gajare.

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     Investing in our common stock involves a high degree of risk. Please carefully consider the "Risk Factors" beginning on page 5 of this prospectus.

                                ______________


     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus or this prospectus supplement. Any representation to the contrary is a criminal offense.

          The date of this prospectus supplement is December 14, 2000